UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 23, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     On May 23, 2005, the Audit Committee of the Board of Directors of Maxtor Corporation (the “Company”) concluded that the previously issued unaudited interim financial statements contained in the Company’s quarterly report on Form 10-Q for the period ended April 2, 2005 should not be relied upon because of an error in those financial statements. The decision was made by the Audit Committee of the Board of Directors, upon the recommendation of management, after discovery and analysis of a March 2005 data entry error relating to inventory and cost of goods sold. The decision of the Audit Committee was discussed with the Company’s independent registered public accounting firm.

     In connection with the Company’s preparation of its April 2005 financial statements, the Company’s accounting and finance staff discovered that a journal entry properly prepared, reviewed and approved to record the $2 million effect on inventory and cost of goods sold of a March 2005 deferral of revenue for in-transit inventory (FOB destination) had been recorded in reverse. As a result of the data entry error, inventory at April 2, 2005 was understated by $4 million (or by 1.8%), cost of goods sold was overstated by $4 million (or by 0.4%), net loss was overstated by $4 million (or by 16.7%) and the net loss per share was overstated by $0.02 per share (or by 20%). Although the adjustment is not material to inventory or cost of goods sold reported for the period, it is material to the net loss and net loss per share previously reported for the period. Accordingly, Maxtor will promptly file a Form 10-Q/A for the period ended April 2, 2005 to restate its unaudited interim financial statements to reflect these corrections.

     The data entry error was detected in the April 2005 close due to the discrepancy between the cost of goods sold reported for the month and forecast. Two controls failed to detect the error in March 2005. The accuracy of data entry of a single journal entry for the inventory and cost of goods sold impact was not checked due to a failure to communicate the responsibility for such review to a replacement staff person responsible for such review. Further, the data entry error was not apparent in the reconciliation analysis conducted in connection with the March 2005 close due to a significant number of fluctuations in cost of goods sold accounts that month that effectively masked the small (relative to the dollar amounts of the relevant accounts being reviewed) fluctuation caused by the data entry error. As a result of the discovery of the data entry error, management confirmed that the accuracy of the posting of all other monthly journal entries was being checked in accordance with established procedures, checked the postings of the relevant journal entry during the period in which the responsibility for review of the accuracy of the posting had been in question, reviewed a sample of data entries for the quarter to confirm that data entry was being done correctly in general and checked the postings of journal entries data-entered by the individual who made the error during the quarter ended April 2, 2005. No other errors were detected. Management concluded that the error was isolated.

     The Company has implemented several additional measures to minimize the risk of a repetition of the data entry error described above. While to management’s knowledge, a significant error from data entry of journal entries had not previously occurred, Maxtor had already identified this data entry as an area for efficiency improvements and the opportunity to continue to reduce risk. Accordingly, for the April 2005 close and prior to the discovery of the errors, Maxtor had implemented a process for the automatic upload to the general ledger system of journal entries already prepared, reviewed and approved, eliminating the data entry process for these accounts. In addition, effective April 2005, cost accounting was consolidated into Singapore, where the Company has a team of experienced cost accountants. Further, management has clarified the responsibilities for verifying the complete and accurate posting of journal entries to the general ledger. In addition, journal entries will be selected for independent confirmation of completeness, validity and accuracy both in preparation and recording into the ledger.

     The Company is in the process of evaluating this data entry error to determine whether it was the result of a material deficiency in the Company’s internal control over financial reporting as of Aptil 2, 2005. As part of this evaluation process, the Company is also reviewing and analyzing the Securities and Exchange Commission’s staff statement on Management’s Report on Internal Control Over Financial Reporting released on May 16, 2005.

     As reported in the Company’s Form 10-K/A for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission on May 13, 2005, management previously concluded that the Company did not maintain effective internal control over financial reporting as of December 25, 2004 because of the material weakness in connection with the application of generally accepted accounting principles in relation to complex, non-routine transactions in the financial reporting process.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
No.	Description
Exhibit 99.1	Press release dated May 24, 2005

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
Name:	Duston M. Williams
Title:	Executive Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
Exhibit 99.1	Press release dated May 24, 2005